UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

              INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                Compositech Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   204938 104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 9, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            |_|  Rule 13d-1(b)
            |X|  Rule 13d-1(c)
            |_|  Rule 13d-1(d)

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 204938 104
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Composite Technologies Inc.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |_|
                                    b.  |X|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      Taiwan, The Republic of China
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             587,372
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        587,372
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        0
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      587,372
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      6.6%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      CO
--------------------------------------------------------------------------------


                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 204938 104
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Win Win Venture Capital Corp.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |_|
                                    b.  |X|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      Taiwan, The Republic of China
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             270,000
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        270,000
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        0
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      270,000
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      3.0%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      CO
--------------------------------------------------------------------------------


                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 204938 104
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Dr. Cheng-Ming Lee
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |_|
                                    b.  |X|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      Taiwan, The Republic of China
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               10,000
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             857,372
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        10,000
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        0
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      867,372
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      9.7%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      IN
--------------------------------------------------------------------------------


                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a):  Name of Issuer:

                  Compositech Ltd.

Item 1(b):  Address of Issuer's Principal Executive Offices:

                  120 Ricefield Lane, Hauppage, New York 11788-2008

Item 2(a):  Name of Persons Filing:

                  Composite Technologies, Inc.
                  Win Win Venture Capital Corp.
                  Dr. Cheng-Ming Lee

Item 2(b):  Address of Principal Business Office or, if None, Residence:

                  6F, #143 Section 2 Ming-Sheng East Road, Taipei, Taiwan

Item 2(c):  Citizenship:

                  Taiwan, Republic of China

Item 2(d):  Title of Class of Securities:

                  Common Stock

Item 2(e):  CUSIP Number:

                  204938-10-4

Item 3:     If this Statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

      (a)   Broker or dealer registered under Section 15 of the Exchange Act.

      (b)   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   Insurance company as defined in Section 3(a)(19) of the Exchange
            Act.

      (d) Investment company registered under Section 8 of the Investment Company Act.

      (e)   An investment adviser in accordance with Rule 13d-(b)(1)(ii)(E);

      (f) An employee benefit plan or endowment fund in accordance with Rule 13d- 1(b)(1)(ii)(F);

      (g) A parent holding company or control person in accordance with Rule 13d- 1(b)(1)(ii)(G);

      (h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j)   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

Item 4.     Ownership.

            As a member of the Board of Directors of Win Win Venture Capital Corp. and Composite Technologies, Inc., Dr. Cheng-Ming Lee has been delegated the power to vote the shares of common stock, par value $.01 of Compositech Ltd. owned by each of them. Therefore, Dr. Lee may be deemed to be, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act"), the beneficial owner of the securities covered by this statement. Win Win Venture Capital Corp., Composite Technologies, Inc. and Dr. Lee are of the view that they are not acting as a "group" for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the beneficial ownership of securities held by any of them. Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned: 867,372

      (b)   Percent of class: 9.7%

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote:

                        Composite Technologies, Inc.         0
                        Win Win Venture Capital Corp.        0
                        Dr. Cheng-Ming Lee              10,000


            (ii)  Shared power to vote or to direct the vote:

                        Composite Technologies, Inc.   587,372
                        Win Win Venture Capital Corp.  270,000
                        Dr. Cheng-Ming Lee             857,372

            (iii) Sole power to dispose or to direct the disposition of:

                        Composite Technologies, Inc.   587,372
                        Win Win Venture Capital Corp.  270,000
                        Dr. Cheng-Ming Lee              10,000

            (iv) Shared power to dispose or to direct the disposition of:

                        Composite Technologies, Inc.         0
                        Dr. Cheng-Ming Lee                   0
                        Win Win Venture Capital Corp.        0

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not Applicable

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable

Item 9.     Notice of Dissolution of Group.

            Not Applicable

Item 10.    Certifications.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   May 26, 1998
                                       -----------------------------------------
                                                      (Date)


                                       COMPOSITE TECHNOLOGIES, INC.


                                       By: /s/ Dr. Cheng-Ming Lee
                                           -------------------------------------
                                           Dr. Cheng-Ming Lee
                                           Chairman


                                       WIN WIN VENTURE CAPITAL CORP.


                                       By: /s/ Dr. Cheng-Ming Lee
                                           -------------------------------------
                                           Dr. Cheng-Ming Lee
                                           President


                                           /s/ Dr. Cheng-Ming Lee
                                           -------------------------------------
                                           Dr. Cheng-Ming Lee